Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of CenterState Banks, Inc. of our report dated March 13, 2012, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of CenterState Banks, Inc. for the year ended December 31, 2011, and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Ft. Lauderdale, Florida

January 23, 2013